EXHIBIT 23.2






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                       [WOLF & COMPANY, P.C. LETTERHEAD]
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               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the use in this Amendment No. 1 to Registration Statement on Form SB-2 and Prospectus of Service Bancorp, Inc. (proposed holding company for Summit Bank) of our report dated August 8, 1997, except for Notes 15 and 16 as to which the dates are August 19, 1997 and March 12, 1998, respectively, on the consolidated balance sheets of Summit Bank as of June 30, 1997 and 1996, and the related consolidated statements of income, changes in retained earnings and cash flows for the years then ended and to the use of our name and the statements with respect to us, as appearing under the heading "Experts" in the Prospectus.


/s/ Wolf & Company, P.C.

Wolf & Company, P.C.


Boston, Massachusetts
July 24, 1998